EXHIBIT 3.3

AMENDMENT TO

BYLAWS OF

TWIN VEE POWERCATS CO.

The bylaws (the “Bylaws”) of Twin Vee Powercats Co., a Delaware corporation (the corporation”), are hereby amended as follows:

Section 2.6 of Article II of the Bylaws is hereby deleted in its entirety and replaced with the following:

2.6. QUORUM

The holders of at least 1/3 of the shares of the corporation’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, at least 1/3 of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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CERTIFICATION OF BYLAW AMENDMENT

I hereby certify that I am the duly appointed and acting Secretary of Twin Vee Powercats Co., a Delaware corporation (the “corporation”), and that the foregoing amendment to the Bylaws of the corporation were duly adopted and approved by the Board of Directors pursuant to a unanimous written consent executed on the 4th day of August 2026.

/s/ Glenn Sonoda
Glenn Sonoda, Secretary

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